CONSENT OF INDEPENDENT AUDITORS AND REPORT ON SCHEDULE



The Board of Directors
Pinnacle Systems, Inc.:

The audits referred to in our report dated July 17, 1996, included the related financial statement schedule for each of the years in the three-year period ended June 30, 1996, included in the June 30, 1996 annual report on Form 10-K of Pinnacle Systems, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements No. 33-89706 and No. 333-02816 on Form S-8 of Pinnacle Systems, Inc. of our reports dated July 17, 1996, relating to the consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996 and the related financial statement schedule, which reports appear or are incorporated by reference in the June 30, 1996 annual report on Form 10-K of Pinnacle Systems, Inc. and to the reference to our firm under the heading "Selected Consolidated Financial Data" therein.



Palo Alto, California
September 13, 1996